                                                                  EXHIBIT 99.1



FOR IMMEDIATE RELEASE



     MEDIA CONTACT:                                      INVESTOR CONTACT:
     Thomas Dingledy                                     Dianne McCormick
     216/425-9811 x6145                                  216/425-9811 x1900
                           Joele Frank/Dan Katcher
                           Abernathy MacGregor Group
                           212/371-5999

                     REVCO COMPLETES TENDER OFFER FOR BIG B

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TWINSBURG, OHIO (NOVEMBER 15, 1996) - Revco D.S., Inc. [NYSE: RXR] announced today that it has completed its cash tender offer for all of the outstanding shares of Big B, Inc. [NASDAQ: BIGB] at a price of $17.25 per share in cash. The offer expired, as scheduled, at 9:00 a.m. (EST), on Friday, November 15, 1996.

As of the termination of the offer, based on a preliminary count from the depositary for the offer, approximately 16,100,000 shares of Big B's common stock had been tendered and accepted for payment. These tendered shares, together with the 1,190,000 shares of Big B common stock that Revco currently owns, represent approximately 84% of Big B's outstanding shares. Revco and Big B will now proceed to complete a merger pursuant to which Revco will acquire the remaining shares of Big B for $17.25 per share in cash. This merger is expected to be completed late this year or early next year.

D. Dwayne Hoven, President and Chief Executive Officer of Revco, said, "We are very excited about the combination of Revco and Big B. With the successful completion of our tender offer, we can now move forward to quickly realize the substantial benefits that this combination will bring to shareholders, customers and employees."

Revco, recognized as a Fortune 500 company, is the second largest drugstore chain in the U.S. operating 2,202 stores in 14 contiguous Midwestern, Southeastern and Eastern states. The stores sell prescription and over-the-counter drugs, health and beauty aids and other consumer products. Revco employs more than 32,000 associates in its stores, network of five distribution centers, regional offices and corporate offices in Twinsburg, Ohio.

Note to Editors: Today's news release, along with other news about Revco, is available by calling Company News On-Call at 1-800-758-5804, extension 751257. Information is also available on the Internet at: http:\\www.revco.com.


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